Exhibit 99.1
Sound Financial Bancorp, Inc. Reports 2nd Quarter
Net Income of $1.3 million or $0.49 per share
Board Declares dividend of $.075 per share

Seattle, Wash., July 28, 2016 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.3 million for the quarter ended June 30, 2016, or diluted earnings per share of $0.49, as compared to net income of $1.1 million, or diluted earnings per share of $0.43, for the quarter ended March 31, 2016 and $1.2 million, or diluted earnings per share of $0.48, for the quarter ended June 30, 2015.

“We are pleased with the Company’s performance for the first half of 2016.  The Company continues to experience growth in net interest income and loan losses remain near all-time lows,” said Laurie Stewart, President and CEO of the Company and the  Bank.  Ms. Stewart continued, “The local economy is one of the strongest in the nation with robust job growth.  This strong environment helps us continue to offer products to businesses and consumers that allow us to diversify our balance sheet and grow revenues.”

In addition, the Company announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.075 per share, payable on August 26, 2016 to stockholders of record as of the close of business on August 12, 2016.

Highlights for the quarter include:

●	Net interest income increased $110,000, or 2.1%, to $5.4 million during the quarter ended June 30, 2016, compared to $5.3 million during the quarter ended March 31, 2016 and increased $704,000, or 14.9%, from $4.7 million during the quarter ended June 30, 2015
●	Total assets decreased 0.3% to $541.8 million at June 30, 2016, from $543.5 million at March 31, 2016 and increased 7.6% from $503.4 million at June 30, 2015
●	Net loans increased 0.5% to $459.8 million at June 30, 2016, from $457.7 million at March 31, 2016 and increased 6.9% from $430.0 million at June 30, 2015
●	Deposits decreased 0.9% to $443.9 million at June 30, 2016, from $448.1 million at March 31, 2016 and increased 6.0% from $418.6 million at June 30, 2015
●	The gain on the sale of loans was $341,000 for the three months ended June 30, 2016 compared to $210,000 for the three months ended March 31, 2016 and $390,000 at June 30, 2015
●	The mortgage servicing asset decreased in value by $69,000, or 2.2%, to $3.0 million at June 30, 2016, from $3.1 million at March 31, 2016 and decreased in value by $245,000, or 7.5%, from $3.3 million at June 30, 2015

Capital ratios at June 30, 2016 exceeded regulatory requirements for a well-capitalized financial institution.

Operating Results

Net interest income increased $110,000, or 2.1%, to $5.4 million during the quarter ended June 30, 2016, compared to $5.3 million during the quarter ended March 31, 2016 and increased $704,000, or 14.9%, from $4.7 million during the quarter ended June 30, 2015.  The change from the prior quarter was primarily a result of higher average loan balances and loan yields. The higher yields resulted from a change to the loan mix during the most recent quarter, with an increase in the one-to four- family portfolio and a decrease in the commercial and multifamily portfolio. The change from the comparable period a year ago was primarily a result of higher average loan balances partially offset by higher borrowing rates and average balances.  The weighted average yield on the loan portfolio was 5.17% for the quarter ended June 30, 2016, compared to 5.18% for the quarter ended March 31, 2016 and 5.01% for the quarter ended June 30, 2015.

Interest expense decreased $8,000, or 1.1%, to $709,000 during the quarter ended June 30, 2016, compared to $717,000 during the quarter ended March 31, 2016 and increased $29,000, or 4.3%, compared to the quarter ended June 30, 2015.  Interest expense on deposits decreased $33,000, or 4.8% to $655,000 for the quarter ended June 30, 2016, compared to $688,000 for the quarter ended March 31, 2016 and decreased $6,000, or 0.9%, from $661,000 during the quarter ended June 30, 2015.  The decrease from both comparative periods was primarily the result of lower overall deposit funding costs for the period ended June 30, 2016 which declined to 0.66% at June 30, 2016, as compared to  0.68 % and  0.70% at March 31, 2016 and June 30, 2015, respectively.  The total cost of borrowings increased $25,000, or 86.2%, to $54,000 during the quarter ended June 30, 2016, from $29,000 during the quarter ended March 31, 2016 and increased $35,000, or 184.2%, from $19,000 for the quarter ended June 30, 2015.  This increase was primarily a result of an increase in average borrowings in the current period compared to the prior periods and as compared to last year, an increase in overnight borrowing rates reflecting the recent increase in the federal funds rate. Average borrowings, consisting of Federal Home Loan Bank advances, increased to $38.9 million for the quarter ended June 30, 2016, compared to $22.5 million for the quarter ended March 31, 2016 and $15.1 during the quarter ended June 30, 2015.

Net interest margin was 4.26% for the quarter ended June 30, 2016, compared to 4.25% for the quarter ended March 31, 2016 and 4.11% for the quarter ended June 30, 2015.  The increase from the year ago period was primarily a result of higher loan yields.

The provision for loan losses in the quarter ended June 30, 2016 was $100,000, compared to $150,000 for the quarter ended March 31, 2016 and $200,000 for the quarter ended June 30, 2015.  The decrease from the prior quarter was primarily due to a net recovery of $29,000 during the quarter ended June 30, 2016.

Noninterest income increased $233,000, or 23.8%, to $1.2 million for the quarter ended June 30, 2016, compared to $1.0 million for the quarter ended March 31, 2016.  Noninterest income decreased $496,000, or 29.1%, from $1.7 million for the quarter ended June 30, 2015.  This increase from the preceding quarter was primarily the result of higher gains on the sale of mortgage loans. The decrease from the year ago period was due a reduction in in the fair market value of mortgage servicing rights as compared to an increase in  value and a decrease in the gains on sale of mortgage loans. The negative fair value adjustment on mortgage servicing rights for the quarter ended June 30, 2016 was due to lower mortgage interest rates as compared to the same period last year.

Noninterest expense increased $196,000, or 4.4%, to $4.7 million for the quarter ended June 30, 2016, compared to $4.5 million for the quarter ended March 31, 2016.  The increase was primarily a result of increased operations and data processing expenses during the current period.  Noninterest expense increased $257,000, or 5.8% for the quarter ended June 30, 2016, compared to $4.4 million for the quarter ended June 30, 2015, primarily from higher salaries and benefits due to an increase in full time equivalent employees and operations expense, partially offset by lower regulatory and occupancy expense.

The efficiency ratio for the quarter ended June 30, 2016 was 69.51%, compared to 70.27% for the quarter ended March 31, 2016 and 68.21% for the quarter ended June 30, 2015.  The decrease in the efficiency ratio compared to the prior quarter was primarily due to higher net interest income and higher noninterest income.  The increase in the efficiency ratio compared to the year ago quarter was primarily due to higher salaries and benefits, operations expense and lower noninterest income, partially offset by higher net interest income.

Balance Sheet Review, Capital Management and Credit Quality
Total assets at June 30, 2016 were $541.8 million, compared to $543.5 million at March 31, 2016 and $503.4 million at June 30, 2015.  The decrease from the prior quarter was primarily a result of lower cash balances.  The increase from a year ago was primarily a result of higher gross loan and cash balances which increased $30.1 million and $11.1 million, respectively, from June 30, 2015.

Investment securities available-for-sale totaled $7.4 million at June 30, 2016, compared to $6.3 million at March 31, 2016 and $7.9 million at June 30, 2015.  The quarter over quarter increase was a result of the purchase of $1.4 million in municipal bonds offset by normal principal pay downs. The year over year decrease was due to normal principal paydowns.

Gross loans totaled $464.6 million at June 30, 2016, compared to $462.4 million at March 31, 2016 and $434.6 million at June 30, 2015.  At June 30, 2016, commercial and multifamily real estate loans accounted for 35.3% of the gross loan portfolio and one- to four-family loans accounted for 32.2% of the portfolio.  Home equity, manufactured, and other consumer loans accounted for 15.4% of the portfolio.  Construction and land loans accounted for 12.4% of the portfolio and commercial and industrial loans accounted for the remaining 4.7% of the portfolio.

Nonperforming assets ("NPAs"), which includes non-accrual loans, accruing loans 90 days and more delinquent, nonperforming troubled debt restructurings (“TDRs”), other real estate owned (“OREO”) and other repossessed assets increased to $5.3 million, or 0.97% of total assets, at June 30, 2016 compared to $3.0 million, or 0.54% of total assets at March 31, 2016 and increased from $2.6 million, or 0.52% of total assets at June 30, 2015.   The increase in the current period reflects the inclusion of a $2.3 million multifamily property in Port Angeles, WA, which was placed on non-accrual status during the three months ended June 30, 2016.  There is a specific reserve for this loan totaling $389,000 as of June 30, 2016. This is our largest nonperforming loan as of June 30, 2016.

The following table summarizes our NPAs:

Nonperforming Loans:	At June 30, 2016		At March 31, 2016		At June 30, 2015
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$1,244	23.6%	$1,576	53.4%	$1,295	49.5%
Home equity loans	661	12.6	435	14.8	503	19.2
Commercial and multifamily	2,144	40.7	-	0.0	249	9.5
Construction and land	-	0.0	-	0.0	41	1.6
Manufactured homes	150	2.9	78	2.6	54	2.1
Other consumer	22	0.4	24	0.8	91	3.5
Commercial business	261	5.0	7	0.2	-	-
Total nonperforming loans	4,482	85.2	2,120	71.8	2,233	85.4
OREO and Other Repossessed Assets:
One- to four- family	153	2.9	205	7.0	325	12.4
Commercial and multifamily	600	11.4	600	20.3	-	-
Manufactured homes	27	0.5	27	0.9	57	2.2
Total OREO and other repossessed assets	780	14.8	832	28.2	382	14.6
Total nonperforming assets	$5,262	100.0%	$2,952	100.0%	$2,614	100.0%

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
Allowance for Loan Losses	June 30,	March 31,	June 30,
(in $000s, unaudited)	2016	2016	2015
Balance at beginning of period	$4,709	$4,636	$4,436
Provision for loan losses during the period	100	150	200
Net loan recoveries (charge-offs) during the period	29	(77)	(64)
Balance at end of period	$4,838	$4,709	$4,572

Allowance for loan losses to total loans	1.04%	1.02%	1.05%
Allowance for loan losses to total nonperforming loans	107.94%	222.12%	204.75%

The allowance for loan losses to total loans increased to 1.04% for the quarter ended June 30, 2016, compared to 1.02% for the quarter ended March 31, 2016 and from 1.05% for the quarter ended June 30, 2015.  There was a net recovery of $29,000 for the quarter ended June 30, 2016, compared to net charge-offs of $77,000 for the quarter ended March 31, 2016 and $64,000 for the quarter ended June 30, 2015.

Deposits decreased to $443.9 million at June 30, 2016, compared to $448.1 million at March 31, 2016 and increased from $418.6 million at June 30, 2015.  Borrowings increased to $35.6 million at June 30, 2016, compared to $31.4 million at March 31, 2016 and from $26.3 million at June 30, 2015.  An increase in total loans and a decrease in total deposits during the quarter ended June 30, 2016 led to the increase in borrowings.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles and Port Ludlow. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates;; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management’s business strategies and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC’s website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential	Year over
(in $000s, unaudited)	June 30, 2016	March 31, 2016	June 30, 2015	Quarter % Change	Year % Change
Interest income	$6,143	$6,041	$5,410	1.7%	13.5%
Interest expense	709	717	680	(1.1)	4.3
Net interest income	5,434	5,324	4,730	2.1	14.9
Provision for loan losses	100	150	200	(33.3)	(50.0)
Net interest income after provision for loan losses	5,334	5,174	4,530	3.1	17.7
Noninterest income:
Service charges and fee income	652	593	671	9.9	(2.8)
Increase in cash surrender value of life insurance	85	84	84	1.2	1.2
Mortgage servicing income	208	204	214	2.0	(2.8)
Fair value adjustment on mortgage servicing rights	(76)	(114)	347	(33.3)	(121.9)
Gain on sale of loans	341	210	390	62.4	(12.6)
Total noninterest income	1,210	977	1,706	23.8	(29.1)
Noninterest expense:
Salaries and benefits	2,618	2,563	2,205	2.1	18.7
Operations expense	1,084	972	1,053	11.15	2.9
Data processing	444	386	454	15.0	(2.2)
Net loss on OREO and repossessed assets	6	-	10	nm	(40.0)
Other noninterest expense	505	540	678	(6.5)	(25.5)
Total noninterest expense	4,657	4,461	4,400	4.4	5.8
Income before provision for income taxes	1,887	1,690	1,836	11.7	2.8
Provision for income taxes	633	584	589	8.4	7.5
Net income	$1,254	$1,106	$1,247	13.4%	0.6%
___
Nm = not meaningful

	Quarter Ended			Sequential	Year over
	June 30, 2016	March 31, 2016	June 30, 2015	Quarter % Change	Year % Change
KEY FINANCIAL RATIOS (unaudited)
Annualized return on average assets	0.94%	0.83%	1.01%	13.3%	(6.9)%
Annualized return on average equity	9.04	8.05	9.56	13.3	(5.4)
Annualized net interest margin	4.26	4.25	4.11	0.2	3.6
Annualized efficiency ratio	69.51%	70.27%	68.21%	(1.1)%	2.6%

PER COMMON SHARE DATA	Quarter Ended			Sequential	Year over
(in 000s, except per share data, unaudited)	June 30, 2016	March 31, 2016	June 30, 2015	Quarter % Change	Year % Change
Basic earnings per share	$0.51	$0.45	$0.50	13.3%	2.0%
Diluted earnings per share	$0.49	$0.43	$0.48	14.0	2.1
Weighted average basic shares outstanding	2,481	2,478	2,511	0.1	(1.2)
Weighted average diluted shares outstanding	2,579	2,572	2,602	0.3	(0.9)
Common shares outstanding at period-end	2,481	2,481	2,466	-	0.6
Book value per share	$22.90	$22.39	$21.02	2.3%	8.9%

CONSOLIDATED BALANCE SHEET				Sequential	Year over
(in $000's, unaudited)	June 30, 2016	March 31, 2016	June 30, 2015	Quarter % Change	Year % Change
ASSETS
Cash and cash equivalents	$45,187	$49,679	$34,087	(9.0)%	32.6%
Securities available-for-sale, at fair value	7,393	6,286	7,901	17.6	(6.4)
Loans held-for-sale	687	1,186	3,061	(42.1)	(77.6)
Total loans, gross	464,648	462,432	434,597	0.5	6.9
Allowance for loan losses	(4,838)	(4,709)	(4,572)	2.7	5.8
Loans, net	459,810	457,723	430,025	0.5	6.9
Accrued interest receivable	1,592	1,595	1,494	(0.2)	6.6
Bank-owned life insurance, net	11,914	11,830	11,576	0.7	2.9
OREO and other repossessed assets, net	780	832	382	(6.3)	104.2
Mortgage servicing rights, at fair value	3,026	3,095	3,271	(2.2)	(7.5)
FHLB stock, at cost	2,073	1,903	1,645	8.9	26.0
Premises and equipment, net	5,088	5,252	5,739	(3.1)	(11.3)
Other assets	4,209	4,157	4,266	1.3	(1.3)
Total assets	541,759	543,538	503,447	(0.3)	7.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Interest-bearing deposits	384,323	393,473	367,172	(2.3)	4.7
Noninterest-bearing deposits	59,544	54,648	51,457	9.0	15.7
Total deposits	443,867	448,121	418,629	(0.9)	6.0
Accrued interest payable and other liabilities	5,468	8,489	6,774	(35.6)	(19.3)
Borrowings	35,613	31,374	26,256	13.5	35.6
Total liabilities	484,948	487,984	451,659	(0.6)	7.4
Shareholders' equity:
Common stock	25	25	25	-	-
Paid-in capital	23,247	23,110	22,515	2.8	5.5
Unearned shares – ESOP	(911)	(911)	(1,140)	-	(20.1)
Retained earnings	34,228	33,160	30,202	1.7	11.7
Accumulated other comprehensive gain	222	170	186	30.6	19.4
Total shareholders' equity	56,811	55,554	51,788	2.3	9.7
Total liabilities and shareholders' equity	$541,759	$543,538	$503,447	(0.3)%	7.6%

CREDIT QUALITY DATA (in $000's, unaudited)	June 30, 2016	March 31, 2016	June 30, 2015	Sequential Quarter % Change	Year over year % Change
Nonaccrual loans	$3,777	$1,377	$1,422	174.3%	165.6%
Loans 90+ days past due and still accruing	-	17	-	-	nm
Nonperforming TDRs	705	726	811	(2.9)	(13.1)
Total nonperforming loans	4,482	2,120	2,233	111.4	100.7
OREO and other repossessed assets	780	832	382	(6.3)	104.2
Total nonperforming assets	5,262	2,952	2,615	78.3	101.2
Performing TDRs on accrual	4,764	4,808	5,981	(0.9)	(20.3)
Net (recoveries) charge-offs during the quarter	(29)	77	64	(137.7)	(145.3)
Provision for loan losses during the quarter	100	150	200	(33.3)	(50.0)
Allowance for loan losses	4,838	4,709	4,572	2.7	5.8
Allowance for loan losses to total loans	1.04%	1.02%	1.05%	2.0	(1.0)
Allowance for loan losses to total nonperforming loans	107.94%	222.12%	204.75%	(51.4)	(47.3)
Nonperforming loans to total loans	0.96%	0.46%	0.51%	108.7	88.2
Nonperforming assets to total assets	0.97%	0.54%	0.52%	79.6%	86.5%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Sound Community Bank:
Loan to deposit ratio	103.61%	102.14%	102.72%	1.4%	0.9%
Noninterest-bearing deposits / total deposits	13.41	12.14	12.29	10.5	9.1
Leverage ratio	10.14	10.14	10.21	0.0	(0.7)
Common Equity Tier 1 risk-based capital ratio(1)	12.80	12.12	12.41	5.6	(0.2)
Tier 1 risk-based capital ratio	12.80	12.12	12.41	5.6	(0.2)
Total risk-based capital ratio	13.96	13.21	13.54	5.7	0.4
Total risk-weighted assets	$431,605	$447,038	$404,861	(3.5)%	6.6%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$545,645	$535,271	$492,846	1.9%	10.7%
Average total equity for the quarter	56,611	55,037	52,151	2.1%	8.6%
_________________
(1)
The Common Equity Tier 1 (CET1) ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2016.  Under BASEL III, the regulatory capital requirements to be considered well capitalized are 5% for Leverage-based capital, 6.5% for CET1, 8% for Tier 1 risk-based capital and 10% for total risk-based capital.

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305